Exhibit 22.1

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are securities issued by Allegion Public Limited Company (Issuer) and guaranteed by Allegion US Holding Company Inc. (Guarantor).

3.500% Senior Notes due October 1, 2029

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are securities issued by Allegion US Holding Company Inc. (Issuer) and guaranteed by Allegion Public Limited Company (Guarantor).

3.200% Senior Notes due October 1, 2024

3.550% Senior Notes due October 1, 2027